EXHIBIT 99.1

Susan Lanigan Joins Simmons First National Corporation Board of Directors

PINE BLUFF, Ark., May 26, 2017 (GLOBE NEWSWIRE) -- Susan S. Lanigan of Nashville, Tenn., has been added to the Simmons First National Corp. (NASDAQ:SFNC) board of directors, it was announced today by George Makris Jr., Simmons’ chairman and chief executive officer.

Lanigan has been executive vice president and general counsel of Chico’s FAS Inc. since 2016. She served as general counsel of Dollar General Corp. from 2002-13 and was executive vice president of the company from 2005-13. At Dollar General, Lanigan gained extensive experience overseeing major corporate transactions. She helped guide Dollar General through a $7 billion leveraged buyout, a subsequent initial public offering and Dollar General’s return to public company status. During her time there, the company grew from about 5,000 to more than 10,000 stores and grew annual revenue from $11 billion to $18 billion.

“Susan brings strong retail and legal experience to our board,” Makris said. “She will play a key role for us as we continue to build one of the nation’s top regional banks.”

Lanigan worked extensively with the Dollar General board to identify and recruit qualified independent directors. She was responsible for Dollar General’s global import compliance program as well as the compliance models used when introducing stores into new states and introducing new products in stores. She also led government relations and media relations at Dollar General, as well as the company’s internal audit, risk management, insurance, corporate compliance and community initiatives departments.

Lanigan graduated cum laude from the University of Georgia and magna cum laude from the University of Georgia School of Law. She began her career as a litigation associate at the Troutman Sanders law firm. She later served as in-house counsel for Turner Broadcasting System Inc. and as senior vice president, general counsel and secretary of Zale Corp. At Zale, Lanigan was involved in strategic planning along with identifying and cultivating new business opportunities.

Lanigan has been an independent director of Kirkland’s Inc. since June 2016. She has been the chairman of the Tennessee Education Lottery Corp. since 2014.

About Simmons First National Corporation
Simmons is a financial holding company, headquartered in Pine Bluff, Ark., with total assets of $9.1 billion conducting financial operations throughout Arkansas, Kansas, Missouri and Tennessee.  The company, directly and through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach. The company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

FOR MORE INFORMATION, CONTACT:
DAVID W. GARNER
EVP and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000